Exhibit 99.2

Transmeridian Completes Acquisition of Bramex; Releases

Updated Reserve Estimates

HOUSTON, December 15, 2005 (Prime Zone) – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has completed the acquisition of Bramex Management, Inc., which owns the 50% of JSC CaspiNeft TME not previously owned by Transmeridian. Through its subsidiaries, Transmeridian now owns 100% of CaspiNeft, which operates the South Alibek Field in Kazakhstan. In connection with the acquisition, Transmeridian paid a total of $168.0 million, of which approximately $44.0 million was to repay the outstanding bank indebtedness of CaspiNeft and the remainder represented the purchase price for the shares of Bramex. Funds for payment of the purchase price and repayment of debt of CaspiNeft were provided from the previously announced private placement of $250 million principal amount of senior secured notes of Transmeridian Exploration Inc., the Company’s wholly-owned British Virgin Islands subsidiary.

Separately, Transmeridian announced that it has agreed to acquire the 10% carried working interest in the South Alibek Field held by Kornerstone Investment Group, Ltd. for $15.25 million cash and one million shares of Transmeridian common stock. This transaction is expected to be completed by December 31, 2005.

Transmeridian has received updated reserve and cash flow estimates for the South Alibek Field, and based on its ownership of 100% of CaspiNeft, the buy-out of the carried working interest held by Kornerstone and results from the wells drilled thus far in 2005, the Company’s net interest in the estimated proved reserves located in the South Alibek Field has increased to 73.7 million barrels of oil. The before-tax present value of future cash flows from these reserves, discounted at 10%, as of October 1, 2005, is in excess of $1.0 billion. Transmeridian’s reserve and cash flow estimates have been prepared by Ryder Scott Company, independent petroleum consultants.

“Successful completion of the acquisition of the Bramex and Kornerstone interests in the field, are significant milestones in the growth of Transmeridian,” commented Lorrie T. Olivier, President and Chief Executive Officer. “With substantial resources identified thus far, and the field still in the early stages of development, we believe the timing is right to consolidate our ownership. We are now moving forward with our plans to accelerate development of the field by bringing in additional drilling rigs, which should result in increased production, cash flow and value for our shareholders.”

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the region.

Exhibit 99.2

For more information please contact the following:

Transmeridian Exploration Incorporated

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. These forward-looking statements include estimates of the present value of future cash flows from proved reserves. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.

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